THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This third amendment to employment agreement is made this 28th day of April, 2010 effective as of the 3rd day of May, 2010 (the “Effective Date”) by and between NU HORIZONS ELECTRONICS CORP., a Delaware corporation (the  “Company”) and RICHARD SCHUSTER, residing at __________ (the  “Employee”).

WITNESSETH

WHEREAS, the Company and the Employee are parties to an Employment Agreement dated as of September 13, 1996, as amended by the Amendment to Employment Agreement dated as of March 28, 2005 and by the Second Amendment to Employment Agreement dated as May 8, 2009 (collectively, the “Employment Agreement”); and

WHEREAS, the Company and the Employee desire to further amend the Employment Agreement in accordance with the terms hereof (“Third Amendment”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.	Section 5(a)(iii) of the Employment Agreement is hereby deleted in its entirety and the following is substituted therefore:

(iii)  Annual Bonus Compensation.  In addition to his base salary as in effect for any fiscal year (the “Base Salary”), Employee shall be entitled to an incentive bonus for each such fiscal year, based upon Employee’s performance relative to specified quantitative goals (the “Quantitative Bonus”) and qualitative goals (the “Qualitative Bonus” and, together with the Quantitative Bonus, the “Total Bonus”) to be mutually agreed, which goals will be approved by the Board and the Compensation Committee of the Board in respect of each such fiscal year. The Total Bonus shall be paid to Employee no later than 30 days following the delivery to the Company by its independent registered public accounting firm of such firm’s signed, final report with respect to the Company’s consolidated financial statements for the applicable completed fiscal year. In order for any Bonus to be earned and received by Employee, Employee must be employed and in good standing or providing consulting services to the Company on the last day of the relevant fiscal year.

(A)Quantitative Bonus: The Quantitative Bonus, if any, will be in amount up to 70% of the Employee’s Base Salary (the “Maximum Quantitative Bonus”).  The amount of the Quantitative Bonus will be calculated based on the Company reaching a minimum achievement goal (the “Minimum”), at which level Employee shall begin to have the right to receive a portion of such Quantitative Bonus, a target achievement goal (the “Target”), where Employee shall have the right to receive one-half of the Maximum Quantitative Bonus, and an overachievement goal (the “Maximum”), where Employee shall have the right to receive the maximum incentive amount of the Maximum Quantitative Bonus.  The actual incentive payment amount will be calculated, based on actual results attained, prorated on a straight-line basis between the Minimum and the Target, or the Target and the Maximum, whichever is applicable.

(x)
For the Company’s fiscal year ending February 28, 2011 (“Fiscal 2011”), the Quantitative Bonus will be calculated based on the Company’s achievement of certain levels of annual consolidated income before provision for income tax, excluding (i) in Fiscal 2011 any reduction for (1) stock option expense for the aggregate of 400,000 stock options awarded to Employee and Mr. Arthur Nadata and (2) up to $200,000 in respect of certain business expenses associated with the employment of Mr. Martin Kent pursuant to his employment agreement of even date, including stock option expense related to the grant of options and (ii) any unusual item(s) to the extent that the Company’s Audit Committee determines that it is appropriate for the Company to make a pro forma adjustment for such item(s) in its press release reporting the financial results for Fiscal 2011(“Company Pre-Tax Income”). The Minimum (where zero incentive is earned) shall be $0 Pre-Tax Income, the Target (where the Target incentive is earned) shall be $1,000,000 Pre-Tax Income and the Maximum (where the Maximum Quantitative Bonus is earned) shall be $5,250,000 Pre-Tax Income.  The Quantitative Bonus payable to Employee shall be calculated, based on actual results reported by the Company in respect of Fiscal 2011, prorated on a straight-line basis between the Minimum and the Target, or the Target and the Maximum, whichever is applicable.

(B)Qualitative Bonus: The Qualitative Bonus, if any, shall be in an amount up to 30% of the Employee’s Base Salary (the “Maximum Qualitative Bonus”), with a target Qualitative Bonus in an amount equal to one-half of the Maximum Qualitative Bonus. Commencing with the fiscal year ending February 29, 2012, the Qualitative Bonus amount will be such amount as the Board and the Compensation Committee shall determine in their sole and absolute discretion.

(x)
Notwithstanding the qualitative nature of the Qualitative Bonus, the Company and Employee hereby agree that for Fiscal 2011 the Qualitative Bonus will be calculated in the same manner as the Quantitative Bonus described in 5(a)(ii)(A), above; except that the Qualitative Bonus will based on the achievement by the Company’s subsidiary NIC Components Inc. and its subsidiaries (collectively, “NIC”) of specified levels of annual consolidated income before provision for income tax, excluding any unusual item(s) to the extent that the Company’s Audit Committee determines that it is appropriate for the Company to make a pro forma adjustment for such item(s) in its press release reporting the financial results for Fiscal 2011 (“NIC Pre-Tax Income”). The NIC minimum achievement goal (where zero incentive is earned) shall be $1,750,000 NIC Pre-Tax Income (the “NIC Minimum”), the NIC target achievement goal (where the target Qualitative Bonus is earned) shall be $3,000,000 NIC Pre-Tax Income (the “NIC Target”) and the NIC maximum achievement goal (where the maximum Qualitative Bonus is earned) shall be $5,250,000 NIC Pre-Tax Income (the “NIC Maximum”).  The Qualitative Bonus payable to Employee in Fiscal 2011 shall be calculated, based on actual results reported by NIC in respect of Fiscal 2011, prorated on a straight-line basis between the NIC Minimum and the NIC Target, or the NIC Target and the NIC Maximum, whichever is applicable.

2.	Paragraph 5(a) of the Employment Agreement is hereby amended to add a new subsection (iv) thereof, as follows:

(iv)  Discretionary Bonus.  In addition to the Bonus described in Section 5(a)(iii), Employee may be eligible to receive bonuses on any occasion and in any amount as the Compensation Committee shall determine in its sole discretion.

3.	Paragraph 5 of the Employment Agreement is hereby amended to add a new section (b) thereof, as follows:

(b)  Stock Options.  On the business day following the execution and delivery of this Agreement, the Board will grant to Executive options to acquire an aggregate 200,000 shares of the Company’s common stock (the “Stock Options”) under the 2002 Key Employee Stock Incentive Plan and 2000 Key Employee Stock Option Plan. The terms and conditions related to the Stock Options will be determined by the Compensation Committee and set forth in the stock option agreements granting such Stock Options.

4.	Except as specifically amended by this Third Amendment, the Employment Agreement shall remain in full force and effect in all respects as originally executed and amended to date.

5.
This Third Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  This Amendment shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York, applicable to contracts made and to be performed entirely in New York.

IN WITNESS WHEREOF, the parties have duly executed this Third Amendment as of the first date written above.

NU HORIZONS ELECTRONICS CORP.

By:		/s/ Kurt Freudenberg
	Name:	Kurt Freudenberg
	Title:	Executive Vice President and
Chief Financial Officer

/s/ Richard Schuster
Richard Schuster